Exhibit 15.1

Awareness Letter of Deloitte Touche Tohmatsu

September 20, 2019

The Board of Directors and Shareholders

CNOOC Limited

65th Floor, Bank of China Tower

1 Garden Road

Hong Kong

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of CNOOC Limited (the “Company”) and subsidiaries for the six-month periods ended June 30, 2019 and 2018, and have issued our report dated August 29, 2019. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in the Company’s Interim Report on Form 6-K dated September 20, 2019 for the six-month period ended June 30, 2019, is being incorporated by reference in the Company’s Post-Effective Amendment No.1 to the Registration Statement on Form F-3 dated September 20, 2019.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte Touche Tohmatsu

/s/ Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong